Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Myriad Genetics, Inc.:

1.Registration Statement on Form S-8 (File No. 333-245718) pertaining to the Myriad Genetics, Inc. Non-Qualified Stock Option Agreement, Performance-Based Non-Qualified Stock Option Agreement, Restricted Stock Unit Agreement, and Performance-Based Restricted Stock Unit Agreement,

2.Registration Statement on Form S-3 (File No. 333-226492) pertaining to the Myriad Genetics, Inc. shelf registration for the sale of common stock,

3.Registration Statement on Form S-8 (File No. 333-222913, File No. 333-229574, File No. 333-236324) pertaining to the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan,

4.Registration Statement on Form S-8 (File No. 333-185325) pertaining to the Myriad Genetics, Inc. 2012 Employee Stock Purchase Plan,

5.Registration Statements on Form S-8 (File No.’s 333-171994, 333-179281, 333-185325, 333-193767, 333-209354 and 333-215959) pertaining to the Myriad Genetics, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan, as amended, and

6.Registration Statements on Form S-8 (File No.’s 333-115409, 333-120398, 333-131653, 333-140830, 333-150792, 333-157130 and 333-164670) pertaining to the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended;

of our reports dated March 16, 2021, with respect to the consolidated financial statements of Myriad Genetics, Inc. and the effectiveness of internal control over financial reporting of Myriad Genetics, Inc. included in this Transition Report (Form 10-K) of Myriad Genetics, Inc. for the six-month period ended December 31, 2020.

/s/ Ernst & Young LLP

Salt Lake City, UT
March 16, 2021